UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 12, 2024

TENON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41364	45-5574718
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

104 Cooper Court
Los Gatos, CA	95032
(Address of principal executive offices)	(Zip Code)

(408) 649-5760

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TNON	The Nasdaq Stock Market LLC
Warrants	TNONW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2024, Tenon Medical, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (the “Placement Agent”), and a securities purchase agreement (the “Purchase Agreement”) with a single health-care focused institutional investor pursuant to which the Company agreed to issue and sell, in a “reasonable best efforts” public offering (the “Offering”), (i) 55,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), (ii) pre-funded warrants to purchase up to 1,167,850 shares of Common Stock (the “Pre-Funded Warrants”) and (iii) warrants to purchase up to 1,222,850 shares of Common Stock (the “Common Warrants”) at a combined offering price of $3.68 per Share and accompanying Common Warrant, and $3.68, less $0.0001 per Pre-Funded Warrant and accompanying Common Warrant, priced at-the-market under Nasdaq rules.

The Company received aggregate gross proceeds of approximately $4.5 million, before deducting placement agent fees and other offering expenses, and assuming no exercise of the warrants. As part of its compensation for acting as Placement Agent for the Offering, the Company paid the Placement Agent a cash fee of 7% of the aggregate gross proceeds plus reimbursement of certain expenses and legal fees. The Company intends to use the net proceeds from the Offering to expand the commercial launch of its product including training clinicians on The CATAMARAN System procedure, continuing clinical marketing studies that are focused on capturing post-market safety data, hire additional employees, other marketing activities and for working capital and general corporate purposes.

Pursuant to the terms of the Purchase Agreement, the Company agreed not to effect or enter into an agreement to effect any issuance by the Company of shares of its Common Stock or Common Stock equivalents for a period of sixty (60) days and will not directly or indirectly offer to sell, sell, grant any option to sell or otherwise dispose of shares of its Common Stock or any securities convertible into, exercisable or exchangeable for its shares of Common Stock in any “at-the-market,” continuous equity, equity lines, or variable rate transaction, for a period of six (6) months after the Closing Date of the Offering; provided, however, that ninety (90) days after September 16, 2024 (the “Closing Date”), the entry into and/or issuance of shares of Common Stock in an “at the market” offering or the issuance of securities pursuant to the Securities Purchase Agreement dated July 24, 2023 between the Company and Lincoln Park Capital Fund, LLC (the “Lincoln Park Agreement”) shall not be deemed a variable rate transaction.

The Placement Agency Agreement and the Purchase Agreement each contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, the Placement Agent, or the purchasers in the Offering, as the case may be, other obligations of the parties and termination provisions.

The Offering closed on September 16, 2024. The securities sold in the Offering were offered and sold pursuant to a registration statement on Form S-1, as amended (File No. 333-281531), which was filed with the Securities and Exchange Commission (the “Commission”) on August 14, 2024, amended on September 9, 2024, and declared effective by the Commission on September 12, 2024.

The foregoing description of the material terms of the Placement Agency Agreement, the Purchase Agreement, the Pre-Funded Warrant and the Common Warrant is not complete and is qualified in its entirety by reference to the full text of the form of Placement Agency Agreement, Purchase Agreement, Pre-Funded Warrant and Common Warrant, copies of which are filed as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On September 12, 2024, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference. On September 17, 2024, the Company issued a press release announcing the closing of the Offering. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant
4.2	Form of Common Warrant
10.1	Form of Placement Agency Agreement
10.2	Form of Securities Purchase Agreement
99.1	Press Release dated September 12, 2024, announcing the pricing of the Offering
99.2	Press Release dated September 17, 2024, announcing the closing of the Offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2024	TENON MEDICAL, INC.

	By:	/s/ Steven M. Foster
	Name:	Steven M. Foster
	Title:	Chief Executive Officer and President

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